Exhibit 99.1

MARINEMAX REPORTS THIRD QUARTER FISCAL 2018 RESULTS

~ Quarterly Revenue Grew Approximately 10% to $361.3 Million ~

~ 8% Quarterly Same-Store Sales Growth ~

~ Year-to-Date Diluted EPS Grows Over 55% ~

~ Reaffirms Annual Guidance Range for Fiscal 2018 ~

CLEARWATER, FL, July 26, 2018 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its third quarter ended June 30, 2018.

Revenue increased approximately 10% to $361.3 million for the quarter ended June 30, 2018, compared with $329.8 million for the June quarter last year, as same-store sales grew 8%.  Included in the quarter ended June 30, 2018, was approximately $1.2 million before taxes, or $0.04 per diluted share, of non-recurring unusual costs.  Net income for the quarter ended June 30, 2018, increased about 22% year-over-year to $17.4 million, while earnings per diluted share grew approximately 32% to $0.75, compared to $0.57 for the comparable quarter last year.  Excluding the non-recurring unusual costs, earnings per diluted share grew 39% to $0.79 in the quarter ended June 30, 2018.

Revenue grew over 8% to $868.8 million for the nine months ended June 30, 2018, compared with $801.7 million for the same period last year.  Same-store sales increased approximately 6% on top of similar growth for the comparable period last year.  Net income for the nine months ended June 30, 2018, rose over 41% to $27.8 million, or $1.21 per diluted share, compared with $19.6 million, or $0.78 per diluted share for the comparable period last year.   Excluding the non-recurring unusual costs, earnings per diluted share increased over 60% to $1.25 in the nine months ended June 30, 2018.

William H. McGill, Jr., Chairman and Chief Executive Officer stated, “We drove strong growth in the quarter, with solid contributions across almost all our segments and brand offerings.  Despite some larger boat choppiness as suggested by industry data, we believe we continue to take market share through our proven strategies and leading brands.  While our top line sales were healthy, margins did come under some pressure, largely due to the anticipated Brunswick sale of Sea Ray.  Furthermore, in addition to the non-recurring unusual costs, we incurred significant healthcare cost increases in the quarter.  The great news is that generally, industry fundamentals are sound, and with Brunswick retaining the Sea Ray brand, the margin pressure should subside as we move ahead.”

McGill continued, “As expected, our inventory and outstanding borrowings declined year-over-year while same-store sales continue to grow, increasing inventory turns and cash flow.  The mix of our inventory is well positioned in terms of model line-up and model age.  Our balance sheet remains very strong, which supports our ability to take advantage of opportunities as they arise.  As we head into the rest of the summer season, our team is focused, our backlog is up, and we plan to build upon the already strong year to date earnings and cash flow as we close out fiscal 2018.”

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2018 Guidance

Based on current business conditions, retail trends and other factors, the Company is reaffirming its annual guidance range expectations for fully taxed earnings per diluted share to be in the range of $1.44 to $1.50 for fiscal 2018. These expectations do not take into account, or give effect for future material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, Mastercraft, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Tige’, Aquila, NauticStar, Nautique and Yamaha Jet Boats. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 63 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company's anticipated financial results for the third quarter ended June 30, 2018; the Company’s belief that margin pressure should subside; the Company’s plan to build upon the already strong year to date earnings and cash flow growth; and the Company's fiscal 2018 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within the Company’s industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2017 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Michael H. McLambBrad Cohen

Chief Financial OfficerICR, LLC.

Abbey Heimensen203.682.8211

Public Relations, MarineMax, Inc.bcohen@icrinc.com

727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$361,254	$329,809	$868,780	$801,702
Cost of sales	270,567	245,017	649,551	602,713
Gross profit	90,687	84,792	219,229	198,989

Selling, general, and administrative expenses	64,089	59,557	172,994	161,433
Income from operations	26,598	25,235	46,235	37,556

Interest expense	2,499	1,897	7,881	5,511
Income before income tax provision	24,099	23,338	38,354	32,045

Income tax provision	6,723	9,094	10,582	12,409
Net income	$17,376	$14,244	$27,772	$19,636

Basic net income per common share	$0.78	$0.59	$1.25	$0.81

Diluted net income per common share	$0.75	$0.57	$1.21	$0.78

Weighted average number of common shares used in computing net income per common share:

Basic	22,399,079	24,336,777	22,185,736	24,293,512
Diluted	23,182,546	25,095,398	22,944,581	25,045,046

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	June 30,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$62,108	$58,930
Accounts receivable, net	42,683	41,696
Inventories, net	379,425	385,277
Prepaid expenses and other current assets	6,001	5,872
Total current assets	490,217	491,775

Property and equipment, net	130,684	127,750
Goodwill and other long-term assets, net	31,916	29,978
Deferred tax assets, net	3,095	11,753
Total assets	$655,912	$661,256
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,773	$25,634
Customer deposits	22,865	22,451
Accrued expenses	35,391	33,547
Short-term borrowings	232,764	241,642
Total current liabilities	311,793	323,274
Long-term liabilities	2,497	3,250
Total liabilities	314,290	326,524
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	27	26
Additional paid-in capital	262,320	248,600
Retained earnings	154,531	122,848
Treasury stock	(75,256)	(36,742)
Total shareholders’ equity	341,622	334,732
Total liabilities and shareholders’ equity	$655,912	$661,256

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